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                                                                                               EXHIBIT 12

                                           WEST TEXAS UTILITIES COMPANY
                                Computation of Ratios of Earnings to Fixed Charges
                                         (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     9/30/02
                                                  ----      ----      ----      ----     ----     -------
Earnings:
  Income Before Extraordinary Item              $21,477   $37,725   $31,867   $27,450   $12,310    $(8,307)
  Plus Federal Income Taxes                      11,295    28,088     4,187     5,315    16,760     11,329
  Plus State Income Taxes                          -         -         -         -        1,973         81
  Plus Provision for Deferred Income Taxes         (945)   (6,626)   12,025     9,401   (11,891)   (17,969)
  Plus Deferred Investment Tax Credits           (1,321)   (1,321)   (1,274)   (1,271)   (1,271)
(1,271)
  Plus Fixed Charges (as below)                  25,263    24,932    25,083    24,520    24,405     22,678
                                                -------   -------   -------   -------  --------   --------
     Total Earnings                             $55,769   $82,798   $71,888   $65,415  $ 42,286   $  6,541
                                                =======   =======   =======   =======  ========   ========

Fixed Charges:
  Interest on Long-term Debt                    $20,352   $20,352   $20,352   $18,017   $16,842    $17,923*
  Interest on Short-term Debt                     4,911     4,580     4,731     6,503     7,563      4,755*
                                                -------   -------   -------   -------   -------    -------
     Total Fixed Charges                        $25,263   $24,932   $25,083   $24,520   $24,405    $22,678
                                                =======   =======   =======   =======   =======    =======

Ratio of Earnings to Fixed Charges                 2.20      3.32      2.86      2.66      1.73       0.28
                                                   ====      ====      ====      ====      ====       ====

* Certain  amounts have been  reclassified  between  interest on short-term  and
long-term   debt   compared   to  periods   prior  to  January  1,  2002.   This
reclassification had no affect on the ratio.
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